CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Empire American Realty Trust, Inc.

We hereby consent to the use in this Prospectus constituting a part of Amendment No. 1 to this Registration Statement on Form S-11 of Empire American Realty Trust, Inc. of our report dated June 17, 2009, relating to the consolidated financial statements of Empire American Realty Trust, Inc. and Subsidiary as of April 30, 2009 and for the period from March 26, 2009 (date of inception) through April 30, 2009, which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

 /s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
August 13, 2009